Exhibit 10.30

File Copy

3200 Windy Hill Road, Suite B-100	770 767 4500 T
Atlanta, GA 30339	678 279 7534 F
May 14, 2010
Gordon Norman, M.D.
1931 Port Edward Place
Newport Beach, CA 92660
Dear Gordon:
I am pleased to confirm the severance arrangement offered to you in consideration for you continuing in your position of Chief Innovation Officer on behalf of Alere Health, LLC (the “Company”). In this position you will report directly to Tom Underwood, President & CEO. This letter is intended to summarize in full the severance arrangement provided to you at the sole discretion of the Company upon separation of employment and is in lieu of and supersedes any previous agreement or understanding between the parties with respect to such matters.
In the event your employment with the Company terminates, then the following clauses will apply:
(a) Voluntary Resignation. If your employment terminates by reason of your voluntary resignation (and is not an involuntary termination or a termination for Cause (as defined below)), then you shall not be entitled to receive severance or salary continuation. Your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any terminating employees under, such plans and policies in effect on the date of termination.
(b) Involuntary Termination. Subject to paragraphs (e) and (f) below, in the event of your involuntary termination by the Company for reasons other than for Cause, you will receive severance payments equivalent to your base salary payments for a period of twelve (12) months following the termination date (the “Severance Period”). Although such payments will be measured by your salary at the time of termination of your employment, you will no longer be an employee of the Company after your termination date. Such payments will be made ratably over the Severance Period according to the Company’s standard payroll schedule, and shall be subject to applicable withholdings. Payments made during the Severance Period will be limited to the applicable portion of your annual base salary, less withholdings; however, because you will no longer be a Company employee, you will not accrue any bonus, PTO or other compensation during the Severance Period. Following the Severance Period, you will be entitled to no further severance or salary continuation. For the duration of the Severance Period, you and anyone entitled to claim under or through you, shall be entitled to all benefits under the group medical plan and dental care plan or other present or future similar group employee benefit plan or program of the Company for which you are eligible at the date of termination. To receive these benefits, you must elect COBRA; however, you will continue participation in these plans at the “active” employee contribution rate for you and your dependents (where applicable) for the duration of the period of severance pay. Other benefits not described above will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any terminating employees under such plans and policies in effect on the date of termination.
(c) Involuntary Termination for Cause. If your employment is terminated for Cause, then you will not be entitled to receive severance or salary continuation. Your benefits will be continued under the Company’s then

Gordon Norman
May 14, 2010

existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any terminating employees under, such plans and policies in effect on the date of termination.
(d) Termination Upon Death or Disability. If your employment is terminated as a result of your death or disability, your benefits and the benefits extended to your family will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any similarly terminating employees under, such plans and policies in effect on the date of termination (including, without limitation, any life insurance or disability insurance plans in place at the time of such termination), but neither you nor, in the event of your death, your estate or beneficiaries will be entitled to further compensation hereunder.
(e) Release Agreement. The Company’s obligation to provide severance payments to you under paragraph (b) above is expressly contingent upon the Company’s prior receipt of an executed copy of the Release Agreement attached to this Agreement as Exhibit “A” (the Release Agreement”). The Company will have no obligation to provide severance payments to you in the event that you (i) do not deliver to the Company an executed release agreement in the form of the Release Agreement or in some other form satisfactory to the Company, or (ii) do deliver an executed Release Agreement to the Company, but you breach any representation, warranty or covenant of the Release Agreement after delivery. Furthermore, the Company will be entitled to accrue and withhold any severance payment otherwise due during any period in which the Release Agreement is revocable (in whole or in part) by you, provided that any such withheld payments will promptly be remitted to you when the Release Agreement becomes irrevocable.
(f) Breach of Terms. In the event that you become eligible to receive severance pay and benefits, as a condition to receiving this severance pay, in accordance with the Non-Competition Agreement and the Non-Solicitation and Confidentiality Agreement you have signed contemporaneously with this letter agreement, you will be required:
➢	to keep strictly confidential any and all confidential, proprietary, sensitive or secret material or information that you acquired or became aware of in connection with your employment with the Company, and not to disclose to any person, or otherwise use or exploit for any purpose whatsoever such materials or information;

➢	to return to the Company all property and all confidential and proprietary business information and materials (in whatever medium) that you received while, or in connection with, your employment;

➢	to not make any statements, take any actions, or conduct yourself in any way that adversely affects the reputation or goodwill of the Company and any subsidiary, or related entity of the Company.
In the event that the Company determines that you have breached the terms of this letter agreement or any other agreement between you and the Company, which breach, if curable, is not cured within five (5) days of notice thereof, then among other consequences any severance payments or benefit continuation pursuant to this Agreement will immediately cease.
(g) Definitions. As used above, “Cause” shall mean (A) your failure, neglect, or refusal, as determined by the reasonable judgment of the Company, to perform the duties of your position, which failure, neglect, or refusal has not been cured by you within thirty (30) days of receipt of written notice from the Company of such failure, neglect, or refusal and you have not at any time thereafter repeated such failure or failed to sustain such cure; (B) any intentional act by you that has the effect of injuring the reputation or business of the Company or any of its affiliates in any material respect; (C) your continued or repeated absence from the Company, unless

Gordon Norman
May 14, 2010

such absence is (1) approved or excused by the chief executive officer of the Company or (2) is the result of your illness, disability, or incapacity (in which event (G) below shall control); (D) your use of illegal drugs or repeated drunkenness; (E) your arrest and/or conviction for the commission of a felony; (F) the commission by you of an act of fraud, deceit, material misrepresentation or embezzlement against the Company, or any of its affiliates; (G) your disability, which shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation by the Company, for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any 12-month period during the course of your employment; or (H) a material failure to comply with the Company’s written policies or rules.
For purposes of this letter agreement, an involuntary termination by the Company without Cause will specifically include your voluntary resignation as a result of, and not more than thirty (30) days following the occurrence of any of the following without your prior approval: (A) a material reduction of your duties or responsibilities, (B) your base salary is reduced by 10% or more from the base salary in effect immediately prior to the reduction, except to the extent the base salary of all other Executive Council members are proportionately reduced, or (C) the Company’s requirement that you relocate (for any period in excess of 90 days) your principal place of employment to a location more than fifty (50) miles away from the Company’s current location in Irvine, California. Notwithstanding the foregoing, your voluntarily resignation will not be considered an involuntary termination as described above unless you first provide the Company with written notice of the events constituting the grounds for involuntary termination as set forth in clauses (A), (B) or (C) above within fifteen (15) days of the initial existence of such grounds for involuntary termination and a reasonable cure period of not less than fifteen (15) days following the date of such notice.
(h) Other Agreements. This promotion is contingent upon your signing the updated Non-Competition Agreement and the Non-Solicitation and Confidentiality Agreement attached hereto. Please initial the first page of each agreement and sign the second page. Please indicate your acceptance to the terms stated herein by signing the acceptance below and returning this letter, along with an executed original of the attached agreements to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed agreements for your records.
(i) Section 409A. Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided pursuant to or in connection with this letter agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six (6) month anniversary of your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). The amounts provided for in this letter agreement that constitute nonqualified deferred compensation shall be paid as soon as the six month deferral period ends. In the event that benefits are required to be deferred, any such benefit may be provided during such six month deferral period at your expense, with your having a right to reimbursement from the Company for the amount of any premiums or expenses paid by you once the six month deferral period ends. For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company or its affiliates at any time during the 12-month period ending on each December 31 (the “identification date”). If you are a key employee as of an identification date, you shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, you shall not be treated as a specified employee unless any stock of the Company or a corporation or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise.

Gordon Norman
May 14, 2010

(j) Attorney’s Fees. In the event of litigation to enforce a party’s rights under this letter agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorney fees and costs resulting therefrom.
(k) Miscellaneous. The rights and obligations of the Company under this letter agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. You are not entitled to assign any of your rights or obligations under this letter agreement. In the event any provision of this letter agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provisions as so limited, it being intended that the parties shall receive the benefits contemplated in this letter agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected. All provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Any lawsuit, claim, or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts located in the State of Delaware, and you and the Company hereby submit to personal jurisdiction in the State of Delaware and to venue in such courts. Any notice required or permitted by this letter agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier with notice deemed given one business day after such notice is sent; (c) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice for you shall be sent to the address set forth above and notice for the Company shall be sent to 3200 Windy Hill Road, Suite B-100, Atlanta, Georgia 30339, Attention: General Counsel. Either party may provide in writing a different address for notice.
We are excited about the potential and expertise you will bring to your role. Please feel free to contact me at 770-767-8024 if you have any questions or comments.
Sincerely,

Julie Griffin
Executive Vice President, Culture and Performance
ACCEPTANCE
     I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this letter agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ G K Norman	6-4-10

Gordon Norman	Date